UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):

September 29, 2012

KANDI TECHNOLOGIES, CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-33997	90-0363723
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification)

Jinhua City Industrial Zone
Jinhua, Zhejiang Province
People’s Republic of China
Post Code 321016
(Address of principal executive offices)

(86-579) 8223-9700
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 29, 2012, Zhejiang Kandi Vehicles Co., Ltd. (“Kandi Vehicles”), a wholly owned subsidiary of Kandi Technologies, Corp. (the “Company”) entered into a Sales Contract for sale of electric vehicles (“Sales Contract”) with China Aviation Lithium Battery (Hangzhou) Co., Ltd. (“CALB Hangzhou”).

Under the Sales Contract, CALB Hangzhou will purchase 5,000 pure electric vehicles without battery from Kandi Vehicles for a total price of RMB 199,000,000 (approximately US$31,587,301). The unit price of the electric vehicle is RMB 39,800 (approximately US$6,317) and the delivery place for the electric vehicles will be in Hangzhou City, China. The purchase period of the Sales Contract will be from September 29, 2012 to December 31, 2012. Kandi Vehicles will deliver the electric vehicles upon CALB Hangzhou’s delivery confirmation notice by batch, delivery to be made within 7 working days of receipt of the notice and CALB Hangzhou’s full payment for the vehicles identified in the confirmation notice.

The purpose of CALB Hangzhou’s purchase is to promote the use of electric vehicles in Hangzhou City on a large scale and CALB Hangzhou has the right to adjust vehicle delivery times to conform to the implementation of this promotion, to market responses as well as to the actual running conditions of the electric vehicles, including vehicle quality and market adaptability.

The description of the terms and conditions of the Sales Contract is qualified in its entirety by the full text of that document, which is attached hereto as an Exhibit.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Document
10.1	Sales Contract of Electric Vehicles

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 1, 2012

KANDI TECHNOLOGIES, CORP.

By: /s/ Hu Xiaoming
Name:Hu Xiaoming
Title: Chairman and CEO